UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

METHODE ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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METHODE ELECTRONICS, INC.

7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777

SUPPLEMENT TO
PROXY STATEMENT DATED AUGUST 5, 2010

ANNUAL MEETING OF SHAREHOLDERS

September 14, 2010

We recently mailed you our proxy materials in connection with our upcoming Annual Meeting of Shareholders to be held on September 14, 2010 as contemplated to be adjourned to October 14, 2010, at 9:00 a.m., at which time proposals relating to the election of a board of directors, the ratification of the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2011, the approval of the Methode Electronics, Inc. 2010 Cash Incentive Plan and the approval of the Methode Electronics, Inc. 2010 Stock Plan will be considered.

Retention of Proxy Solicitor

We have retained the services of Innisfree M&A Incorporated (“Innisfree”) to serve as our proxy solicitor.  Under our agreement with Innisfree, Innisfree may assist us in soliciting proxies by telephone, through the mail and by other means, and we expect to incur approximately $10,000 in fees, plus Innisfree’s expenses, for the assistance provided.

By Order of the Board of Directors,

/s/ James W. Ashley, Jr.
James W. Ashley, Jr.
Secretary

Chicago, Illinois
September 9, 2010